UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    February 20, 2014
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Fiesta Restaurant Group, Inc.
(Exact name of registrant as specified in its charter)
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Delaware	001-35373	90-0712224
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

14800 Landmark Boulevard, Suite 500, Addison, Texas		75254
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code (972) 702-9300

N/A
(Former name or former address, if changed since last report.)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
On February 20, 2014, Fiesta Restaurant Group, Inc. (the "Company") entered into an Executive Employment Agreement (the "Employment Agreement") with Timothy P. Taft, the Company's President and Chief Executive Officer. The term of the Employment Agreement is from February 20, 2014 until December 31, 2014 and shall automatically renew for successive one year terms.
Pursuant to the Employment Agreement, Mr. Taft will earn a base salary of $525,000 which can be increased upon approval by the Company's Compensation Committee. Pursuant to the Employment Agreement, Mr. Taft is eligible (i) to receive a short term incentive bonus, intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), equal to at least 80% of Mr. Taft's then base salary based upon attainment of objectives to be established by the Company's Compensation Committee, (ii) to participate in any long term incentive bonus plan of the Company intended to qualify as performance-based compensation under Section 162(m) of the Code existing from time to time for its executives and (iii) currently to receive an annual grant of $750,000 of equity compensation.
The Employment Agreement also provides that if Mr. Taft's employment with the Company is terminated by the Company in connection with a non-renewal of the Employment Agreement without Cause (as defined in the Employment Agreement) or for reasons other than Cause, death or "permanent and total disability" (within the meaning of Section 22(e)(3) of the Code) or is voluntarily terminated by Mr. Taft for Good Reason (as defined in the Employment Agreement), he shall be entitled to receive (i) one year of his then base salary, (ii) a pro rata portion of any annual bonus that Mr. Taft would have been entitled to receive with respect to the fiscal year of termination had his employment not been terminated, (iii) the payment by the Company of premium payments for a period of up to twelve months if Mr. Taft and his dependents elect coverage under the Company's health insurance plan pursuant to the Consolidated Omnibus Budget Reconciliation Act and (iv) executive outplacement services in an amount not to exceed $25,000 to be incurred no later than the end of the second year following the year of termination.
If Mr. Taft's employment with the Company is terminated by the Company for Cause or if his employment with the Company ends due to death, "permanent and total disability" or due to a voluntary non-renewal of the Employment Agreement or voluntary termination of employment by Mr. Taft without Good Reason, he shall be entitled to receive any earned but unpaid compensation as well as any other amounts or benefits owing to Mr. Taft under the terms of any Company employee benefit plan.
Mr. Taft, pursuant to the Employment Agreement, agreed, for a period of one year following his termination of employment with the Company, not to directly or indirectly solicit for employment or employ any person who is or was employed by the Company within six months prior to his termination date.
Additionally, under the Employment Agreement, Mr. Taft agreed for a period of one year following his termination of employment with the Company, not to be employed by or associated with as an employee, consultant, director or in any other capacity, any company operating Tex-Mex or Mexican-themed quick service, quick casual or casual dining restaurants which competes with the Company's Taco Cabana or Cabana Grill concepts, or any company operating Hispanic-themed quick-service, quick-casual, fast-casual or casual dining restaurants which feature grilled chicken as the primary or central menu item and also competes with the Company’s Pollo Tropical concept.
The Employment Agreement supersedes and replaces the Offer Letter entered into on July 19, 2011 between Carrols Restaurant Group, Inc., the former indirect parent company of the Company, and Mr. Taft.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.
(d) Exhibits

10.1	Executive Employment Agreement dated as of February 20, 2014 by and between Fiesta Restaurant Group, Inc. and Timothy P. Taft

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIESTA RESTAURANT GROUP, INC.

Date: February 25, 2014

By: /s/ Joseph A. Zirkman
Name: Joseph A. Zirkman
Title: Vice President, General Counsel and Secretary